Haynie &

Company

Certified Public Accountants

& Management Consultants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

50 W Broadway

Suite 600

Salt Lake City, UT 84101

801-532-7800

801-328-4461

www.HaynieCPAs.com

We consent to the use in this Registration Statement on Form S-1 of CoJax Oil and Gas Corporation. Of our report dated May 28, 2019, relating to our audits of the December 31, 2018 and 2017 consolidated financial statements of CoJax Oil and Gas Corporation., which are appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

Haynie & Company Salt Lake City, Utah August 8, 2019

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